Exhibit 10.14

January 1, 2007

RE: Digital Health Note from ZYTO Corp

To Whom It May Concern:

Effective January 1, 2007 Digital Health Corp hereby assigns to Vaughn R Cook, full ownership of the remaining balance ($2,500,000.00) and accrued interest of the note due from ZYTO Corp. Digital Health Corp. is a sub-S Corp and this assignment is simply a pass-through of an asset to the sole stockholder of Digital Health Corp.

Signed:

Vaughn R Cook, President

Digital Health Corp.